Exhibit 99.1

PFSweb, Inc. Company▲	PFSW Ticker▲	Q2 2007 Earnings Call Event Type▲	Aug. 14, 2007 Date▲

— MANAGEMENT DISCUSSION SECTION
PFSweb, Inc.
Q2 2007 Earnings Call
August 14, 2007
Operator: Good morning. My name is Caretta and I will be your conference operator today. At this time I would like to welcome everyone to the PFSweb Second Quarter Earnings Conference Call. [Operator Instructions]
It is now my pleasure to turn the floor over to Mr. Todd Fromer of KCSA Worldwide. Sir, you may begin your conference.
Todd Fromer, Managing Partner, KCSA Worldwide

Thank you. Good morning, and thank you for joining us for PFSweb’s 2007 Second Quarter Conference Call. Before we begin I must state that the information discussed on this conference call consists of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to an involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. PFSweb’s annual report on Form 10-K for the year-ended December 31, 2006, identifies certain factors that could cause actual results to differ materially from those projected in any forward-looking statements made and investors are advised to review the Annual Report and the risk factors described therein.
These factors include our ability to retain and expand relationships with existing clients and attract and implement new clients, our reliance on fees generated by the transaction volume or product sales of our clients, our reliance on our client’s projections or transaction volume, or product sales, our dependence upon our agreements with IBM, our dependents upon our agreements with our major clients, our client mix, their business volumes and the seasonality of their business, our ability to finalize pending contracts, the impact of strategic alliances and acquisitions, trends in the e-commerce, out-sourcing, government regulation both foreign and domestic and the market for our services.
Whether we can continue and manage growth, increase competition, our ability to generate more revenue and achieve sustainable profitability, the effects of changes in profit margins, the customer and supplier concentration of our business, the unknown effects and possible system failures and rapid changes in technology, foreign currency risks and other risks of operating in foreign countries, potential litigation, potential delisting, our dependency on key personnel, the impact of new accounting standards and changing in existing accounting rules or any interpretations of those rules, our ability to raise capital or obtain additional financing, our ability and the ability of our subsidiaries to borrow under current financing arrangements and maintain compliance with debt covenants, relationship within our guarantees and certain of the liabilities and indebtedness of our subsidiaries, whether outstanding warrants issued and prior private placement will be exercised in the future, our ability to successfully implement the anticipated benefits of the merger, eCOST potential indemnification obligations to its former parent, eCOST’s ability to maintain existing and build new relationships with manufacturers and vendors and the success of its advertising and marketing efforts, eCOST’s ability to increase its sales revenue and sales margin and improve operating efficiencies, any cost ability to generate a profit and cash flow sufficient to cover the values of its intangible assets.
PSFweb undertakes no obligation to update publicly any forward-looking statement for any reason even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known. With

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PFSweb, Inc. Company▲	PFSW Ticker▲	Q2 2007 Earnings Call Event Type▲	Aug. 14, 2007 Date▲

nothing further I would like to now turn the call over to Mr. Mark Layton, Chairman and Chief of PSFweb. Mark, the floor is yours.
Mark C. Layton, Chairman, Senior Partner — Chief Executive Officer

Thank you, Todd. That’s a wonderful job on that part there. Thanks. I’d like to also add my welcome to everyone this morning. Along with me here are Tom Madden, our CFO; Mike Willoughby, President of our Services Division and both will have some prepared comments for you in a few minutes and then we’ll be happy to address questions at the end of the call.
This morning’s call as Todd mentioned is related to our second quarter, fiscal year 2007 and the first half of the year and we’ll kind of give you some highlights to be begin with and then get into the details of each of the divisions to provide you some background information.
So I’ll start with just a summary on the second quarter results, which we obviously released this morning. Obviously I’m real happy that since the first time since our merger activity with eCOST last year that we’re back generating a positive net income on a consolidated basis. This is also coupled with strong growth in our EBITDA performance on an adjusted basis. Last year in the same quarter, we generated about $3,000 of EBITDA; this year in the quarter we just finished, $3.4 million worth of EBITDA. Fantastic results, so my congratulations to our teams here, in LA, Manila, throughout the world.
We see these results as a testimony to the execution and the focus that we’ve maintained since the merger was completed almost 18 months ago. And it’s consistent with our vision and strategy that we communicated when we consummated the merger. Most important, we believe that returning the company to profitability after completing the integration and transition of the merger is a starting point, not an end point, in our evolution as a public company. Everyone in our organization is energized by our recent accomplishments, but the overall excitement here and at eCOST is clearly about the future and there’s good reason for that.
The eCOST business continues to show a substantial improvement trend. Revenue for eCOST increased sequentially in each of the last 3 quarters and clearly this is a business that you would see the fourth quarter as its seasonal peak. Gross profit margins have also improved, costs have trended down versus the prior year and just the overall energy and morale of the business is really solid at this point. All of these things together has led to a sharp reduction in eCOST losses versus the second quarter of 2006 and we’re trending to see continued improvements in that area.
Our Services division also showed continued revenue growth. We are encouraged by the recent improvements in our sales lead pipeline, which are relatively significant, and Mike will give you some highlights on that in a minute. We had really strong proposal activity for new business in this last quarter.
We are on target for the guidance that we communicated early this year for fiscal year 2007, that being a revenue range of 420 to 435 million and a consolidated EBITDA, adjusted EBITDA, of 8 to $10 million.
So with that information as a broad overview, let’s go into the segments. I’ll turn the call over here to Mike, who will give you some overview on the Services business. Michael?
Michael Willoughby, Senior Partner — President of Priority Fulfillment Services

Thanks, Mark, and good morning everyone. Before I begin my prepared comments, I’d like to remind you that I’ll be referring to our Services business segment, which includes both the Supplies

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PFSweb, Inc. Company▲	PFSW Ticker▲	Q2 2007 Earnings Call Event Type▲	Aug. 14, 2007 Date▲

Distributor and the PFS Service Fee business, since both of these businesses have essentially the same operating business model, although they have different financial models behind them.
First, I’d like to echo Mark’s earlier comments regarding the level of excitement within the company around the accomplishment this quarter of returning the company to profitability. But more importantly, we’re just real excited about what the future holds for us as well. As Mark said, we see the successful transition of the eCOST.com business onto the PFSweb world-class infrastructure as a starting point in the accelerating evolution of our company.
From the Services business segment perspective, we believe PFSweb has been leading the evolution of outsourcing in our BPO space for many years, as we’ve continued to leverage the solid foundation of world-class technology, proven certified business processes and many creative experienced business professionals, on behalf of all of our valued clients. And today we service over 40 clients, offering a wide range of services structured to meet the diverse needs of our customer base.
In order to provide you with a better understanding of the large volume of business activity that we moved for this segment, we use a measurement called merchandise sales. Merchandise sales reflects the estimated value of all the fulfillment activity that flows through our company. Merchandise sales for the company includes activities where PFSweb is the seller of record for the product as well as activities where we don’t actually sell the merchandise but instead provide warehousing and fulfillment and other services for fulfillment of the product to our clients’ customers. Merchandise sales for the 3 months ended June 30, 2007, for this prior quarter was $649 million and total merchandise sales for the 6 months ended June 30, 2007, in other words for the first half of our fiscal year equaled $1.3 billion.
Overall we’re very pleased with the results of the service business segment in the June quarter and they reflect and improvement over the prior year as well as an improvement from our seasonally low March quarter. During the second quarter of 2007 service fee revenues increased 9% to $17.6 million as compared to the same period for the prior year. Our results for the second quarter include approximately $2.6 million of revenue from new contracts. And this is the first full quarter that includes fees that are applicable to the work that we’ve performed for our LEGO brand retail and Riverbed Technologies clients, both of those, which were implemented during the first quarter.
In fact next week we’re hosting a ribbon-cutting ceremony at our Memphis distribution center with members of the LEGO worldwide executive team. This event commemorates the launch of our LEGO program, which ramped up to full capacity in the June quarter. The LEGO solution was designed to effectively handle steady business throughout the year while we scaled to the substantially higher demand of the holiday season for this LEGO business. And we’re looking forward to a very successful holiday season with this outstanding LEGO organization and the partnership that we’ve built between the 2 companies.
In last quarter’s Conference Call I noted that we signed a letter of intent with a new client that is a major US retailer. And I’m pleased to announce as we anticipated that we’ve signed the contract and statement of work to provide product fulfillment and customer care services for this company’s new online store initiative. However we’ve agreed with our client not to formally announce the identity of this new client until their site goes live. And currently we’re planning to support the launch of this site in the third quarter of 2007, in other words towards the end of this quarter just in time for the 2007 holiday season. This latest addition to our growing portfolio of premiere direct to consumer clients helps confirm the validity of our goal to strengthen our presence in this online retail space.
Back to our new, recent new business acquisition operation experience in all 3 of our target vertical markets, high tech manufacturers, spare parts logistics and direct to consumer brands and retailers, gives us reason to be optimistic about our ability to continue to compete for and win new

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PFSweb, Inc. Company▲	PFSW Ticker▲	Q2 2007 Earnings Call Event Type▲	Aug. 14, 2007 Date▲

business in 2007 and beyond. I’m particularly encouraged by the activity in our current new business pipeline as Mark mentioned in his opening comments. Particularly from the direct to consumer vertical market. Our prospective new business pipeline is currently valued at approximately $38 million based on client projected volumes. Compared to a pipeline value of about $25 million we reported in our first quarter Conference Call. So a significant improvement in the value of our pipeline quarter-over-quarter.
Many of the potential clients in our new business pipeline are premiere direct-to-consumer brands with new or existing online initiatives. This increasing activity along with the quality of the leads in the pipeline help confirm our objective to continue to focus on providing end-to-end global solutions for online retailers and brands. Also as I indicated in the last conference call, several of our current prospects are US retailers and brand name companies looking to us to provide global solutions to support their expanding online initiatives. We believe our global infrastructure and experience positions us to effectively compete for and win business in this hot segment of our direct-to-consumer vertical market.
Now for some highlights from our growing eCOST business, I’ll turn the floor back over to Mark. Mark?
Mark C. Layton, Chairman, Senior Partner — Chief Executive Officer

Okay. Thank you, Mike. Let me just now give you some highlights on the eCOST segment and a little bit of additional operating data as we’ve done in the previous quarters. Now before I get into specifics for eCOST, just a quick update on the opening of our multi-lingual customer call center in Manila in the Philippines. We opened this facility during the second quarter of 2007 early on. I think we’ve discussed this with you already but just a recap. The center is now fully operational. It houses a team of trained representatives right now primarily handling customer service calls for eCOST. The new operation was built really with an objective in mind in order to allow us to expand the scope of the operations over the coming months into a number of PFSweb related service activities as well. We believe this will provide us a competitive edge in pricing on the Services side as we propose new deals and allow us also to potentially obtain certain cost efficiencies in the PFSweb business in the quarters to come. So that facility is doing well and we welcome that team on board.
Specifically on the eCOST front I hope that each of you are following the almost daily progress and enhancements we’re implementing on the eCOST.com store site. During the second quarter we went live with a number of new enhancements that we believe will help drive increased revenues and gross margins as we’re seeing. The incremental enhancements include the launch of a new home and outdoor products category, a lot of improvement to the product detail pages. We now have multiple images of products and a lot more detailed merchandising information than we’ve had before.
We’ve added a related accessories tab to the product detail page so if you’re buying a lap top from us you can now see the battery chargers, the cigarette lighter adapters, specific mice, a screen enhancements and a variety of things that go along specific to that product now in an easy fashion. Similar products and also products that we highlight are now available on our new shopping cart jump page and a lot of enhancements related to featuring hot products in each of our major product categories. The eCOST team in LA is working night and day to really continue to drive activities in the sites as well as our IT team here in our facilities in Plano and in Manila developing the enhancements that you’re seeing out there and my thanks and congrats to them as we continue to make huge strides in this area.
We also completed the addition of three new virtual warehouses, that brings our total SKU offering now to over 110,000 products that are completely merchandised and well displayed. As previously

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PFSweb, Inc. Company▲	PFSW Ticker▲	Q2 2007 Earnings Call Event Type▲	Aug. 14, 2007 Date▲

discussed, virtual warehousing give us a lot of significant benefits. Most importantly it does not require a large sum of capital for inventory as the name proposes. We don’t have the regular expenses with a warehousing facility and which we combine that with the potential to offer higher margins, we see this is a very important strategic move for us. As of today, we’ve got 12 virtual warehouse agreements fully functional. We’re targeting to add 2 to 4 additional partners before the start of the holiday season that will allow us to continue to expand our product offer.
Through the VW expansion and the addition of a new section of our proprietary bargaining countdown store, eCOST recently expanded. It’s offering great deals with a much wider selection of home and outdoor products as I mentioned earlier. Just briefly, these brand name manufacturers are some of the most recognizable brands in the category that include Coleman and KitchenAid, Cuisinart, Salton, Braun, Dirt Devil, Eureka, Taylor Made, Black & Decker, and I can go on and on. This allows us to expand our demographic reach beyond computers and consumer electronics and into a product category we believe will aid our efforts to improve our gross margins down the road.
On the marketing front and as you’ll see of some of the data I’ll give in a minute, it’s probably one of the top 5 or 6 significant changes that have been to the business over the last year. We’ve simply put a much greater emphasis on e-mail and viral marketing activities through our advertising of limited time, limited quantity deals. The eCOST site really is becoming known as the deal site to find multiple deals on a daily basis. This focus on finding great deals is a cornerstone of what we believe the eCOST.com shopper seeks; why they return and even better, why they tell their friends about us. With the new site enhancements in place, we are capitalizing on selling incremental products with these deals on the original order as well as resulted in much higher average order size over the last year than what we were previously earning.
Probably most importantly, we’ve got a much better picture about the like value of our customers, our customer acquisition cost and where to acquire customers profitably and than we did at this time last year. While our new customer count is down, the result is our losses are down. Our financial performance is improving as well because we’re a lot more focused on being certain that we attract customers who will repeat buy and that we pay to acquire these customers in a manner that’s profitable. So our focus is on producing an appropriate financial model out of the acquisition activity, not just driving top line growth. With this better information, we believe we’re much better armed. Our marketing team’s making great strides in driving site traffic and new customers in a manner that as I said makes long-term financial sense for us.
In terms of the deals, be sure you check us out. Right now, all LCD TVs and our refurbished HP laptops, desktop systems, laptops and desktops this month are just fantastic. So be sure you check us out from there.
Let me give you an overview quickly on the eCOST operating metrics for the quarter ended June 30 ‘07. In the second quarter, eCOST had approximately 1.7 million total customers on the list. That compares to about a 1.6 million in the prior period a year ago. Active customers for the quarter ended June 30 were 231,600. That compared to 351,200 for the same period last year. However, that speaks to my point of more focused acquisition activity. New customers for the second quarter of 2007 totaled 25,400. That’s versus 70,600 a year ago. But again, focus on the acquisition cost and the like value of the customers that we’re acquiring. We believe we’re being much smarter with that than we had been in the past.
For the 3 months ended June 30th, eCOST reported a total of 64,100 shipped. Our average order value was $422. That compares to 89,900 orders shipped in the second quarter of ‘06 and an average order value of $340. So as you can see the average order size is growing as we focus on different product sets and the deals that we’re talking about going forward.

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PFSweb, Inc. Company▲	PFSW Ticker▲	Q2 2007 Earnings Call Event Type▲	Aug. 14, 2007 Date▲

Ad expenses for the second quarter were $303,900. That compares to $986,300 for the second quarter of 2006, a pretty dramatic change, and as I mentioned a lot on the life value customer. The cost to acquire a new customer for the second quarter of 2007 was $9.76. That compared to $13.97 in the same period last year. The cost to acquire a new customer is calculated by taking the total ad expenses during the period, subtracting our costs related to reactivation of existing our previous customers and then dividing it by the total number of new customers during that period.
In 2007 we continue to closely monitor spending on advertising for eCOST. With those details behind you let’s turn the call over to Tom. He’ll take you through the financial highlights on a consolidated basis. Thanks Tom
Thomas J. Madden, Senior Partner — Chief Financial Officer and Chief Accounting Officer

Thank you, Mark. Let me first providing a brief overview of our consolidated operating results for the quarter ended June 30th, then I’ll provide some operating highlights for each of our business segments as well as an overview of key balance sheet items.
As reported in our press release our consolidated revenues for PFSweb for the quarter-ended June 30th, were 108.4 million as compared to 109.3 million for the second quarter of 2006. Gross profit for the second quarter of 2007 was 11.9 million or 11% of net revenues compared to 10.0 million or 9.2% of net revenues in the second quarter of 2006. The increased gross profit and gross profit margins in the current year is primarily attributable to the improved performance at eCOST.com.
As we have discussed previously we utilize adjusted EBITDA as the key metric in evaluating our operational performance and potential. In the second quarter our consolidated adjusted EBITDA was nearly $3.4 million, a significant increase versus the $3,000 of adjusted EBITDA in the prior-year period.
For the second quarter net income was $154,000, which equated a 0 cents per basic and diluted share as compared to a net loss of 3.2 million or a loss of 7 cents per basic and diluted share for the same period last year.
We are pleased with the results for this quarter especially our consolidated positive net income results. We believe this clearly illustrates the progress that we are making throughout our businesses.
Let me now talk about the performance of our selected business segments for the quarter ended June 30th. First, service fee revenue increased 9% to 17.6 million from 16.2 million in the prior-year quarter. This increase is primarily due to incremental revenue attributable to the implementation of custom solutions for new clients such as LEGO brand retails, Riverbed and others within the past few quarters.
Gross margins for our service fee business remain within our targeted range of 25% to 30%, though down somewhat from the prior year due to less project activity, which often comes at a slightly higher margin, and incremental costs due to new contract start-up activity that’s occurred. Gross margins earned on new contracts are generally lower in the first few quarters of operations as we work to employ the appropriate long-term infrastructure solution for the client.
SG&A for the Service Fee segment increased approximately $500,000 over the prior year, primarily related to incremental facility costs and personnel related expenses. The net result for the Service Fee business was an adjusted EBITDA for the Service Fee business of 1.9 million, which was approximately level with the 2.0 million of adjusted EBITDA in the prior year. Overall, we’re pleased with the performance of our Service fee business segment and as Mike indicated, we are targeting the solid pipeline of potential new business leads for the second half of the year.

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PFSweb, Inc. Company▲	PFSW Ticker▲	Q2 2007 Earnings Call Event Type▲	Aug. 14, 2007 Date▲

For our Supplies Distributor business segment, revenue was 57.6 million, which was a decrease of 3.2 million as compared to the prior year. This decrease was primarily related to the impact of reduced sales volumes, as well as the impact of foreign currency fluctuations which impacted certain customers buying activities. Gross margin for the Supplies Distributor business increased year-over-year to approximately 8% from 6.7% in the 2006 second quarter. The increase in gross margins is primarily due to the impact of certain incremental inventory cost reductions that occurred.
Let’s turn now to our eCOST.com business. We continue to evaluate the effectiveness of the incremental improvements to eCOST.com operations since our merger date by looking at the sequential quarter-to-quarter results, as well as the comparisons to the prior year. In the second quarter of 2007, eCOST.com revenue increased 25% to 27.1 million, from 21.6 million recorded in the first quarter 2007, and increased 28.4% from our fourth quarter of 2006, which has traditionally been our strongest quarter due to seasonality from the holiday season. The gross margin for the second quarter was approximately 8.1%, compared to 8.4% during the first quarter.
While we’re pleased with eCOST.com’s gross margins for the period, we still see room for improvement in the next few quarters. We continue to work toward achieving the near-term gross margin goal we have established of approximately 9 to 10%. Also, in relation to Mark’s comments earlier, this is one more reason why we are looking to increase the number of virtual warehouse agreements, as they generally operate with higher gross margins.
We also continue to focus on controlling SG&A cost within the eCOST business. We maintained a consistent cost level this quarter as compared to the March 2007 quarter, even on a much higher revenue base. In addition, as noted previously, our costs are down significantly from the levels experienced in the prior year. The net results of the increased revenue, along with the gross margin and cost focus, is a significant improvement in eCOST.com’s bottom-line performance.
eCOST.com’s adjusted EBITDA reflects a loss of 0.6 million for the June 2007 quarter, a continued improvement over the last 2 sequential quarters and a dramatic improvement over the prior year.
Now let’s discuss some balance sheet highlights. Our consolidated cash positions remain solid with cash, cash equivalents and restricted cash balances approximating 16.9 million as of June 30, 2007. Our accounts receivable and inventory levels continue to reflect solid turnover results as well during this period.
From a banking standpoint, we believe our banking relationships remain quite strong. As indicated in last quarter’s conference call, in March and April of this year we renewed, extended or amended all of our asset based financing facilities for our Service Fee, Supplies Distributors and eCOST.com business segments. All of these new agreements have terms that are either at or somewhat improved from the prior levels resulting in increased working capital, financing ability for the businesses.
Now I’d like to turn the call back over to Mark for closing remarks.
Mark C. Layton, Chairman, Senior Partner — Chief Executive Officer

Okay. Thanks, Tom. Before we go for questions I just want to reiterate something I said in the opening remarks. The improvements that we’ve made in the eCOST business and the overall strength of our Services business enabled us to achieve profitability in the second quarter but the real excitement in the story lies in the momentum we’re seeing in our business and the positive opportunities available to operate these businesses in a way that will extract the most value for our shareholders. When we conceived the merger, we understood that our know how and world-class

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PFSweb, Inc. Company▲	PFSW Ticker▲	Q2 2007 Earnings Call Event Type▲	Aug. 14, 2007 Date▲

infrastructure would give us the best chance of resurrecting the eCOST brand and business. While that transformation is still a work in progress, the momentum is building and we’re now in our third straight quarter of sequential revenue growth and operational improvements at eCOST.
As we continue to breathe new ideas and opportunity into eCOST we see greater opportunities for our vision for growth and profitability to be realized at all levels well above where we are today and we believe that will translate into stronger returns for our shareholders many of which have supported us through a difficult transition.
This concludes our prepared comments. Operator, we’ll now open the call up for any questions.

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PFSweb, Inc. Company▲	PFSW Ticker▲	Q2 2007 Earnings Call Event Type▲	Aug. 14, 2007 Date▲

QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] Your first question is coming from John Fitzgerald of Bishop, Rosen and Company. Please go ahead.
<Q>: Gentlemen, good morning and that is indeed an exceptionally quarter quarter. A little bigger overview-type of question, Mark. Where do you see you guys in a year? You’ve got a game plan going forward, we tend to look at these companies under a microscope, week to week, quarter to quarter. What is your bigger plan going out a year with the consolidated companies?
<A — Mark Layton>: Well, John, when we set this up we really did create leverage on top of the infrastructure that we’ve got. So I mean the key for us just to continue to grow and to drive profitability out of the growth. So I’m hopeful that we can continue to maintain the momentum in top line growth and in gross profit growth that will result in expanded earnings capability. So growth is the focus and specifically for eCOST as I’ve mentioned we want to continue to expand the number of products that we offer. Some of that expansion we’d like to see come from higher margin product categories that we’re not into today so it increases the overall gross margin of the business. On the services side Mike has got a very specific focus on three industry segments. Our marketing activities remain focused in those areas. Growth there is harder to predict, it always has been that’s one of the reasons that we made the decision to move direct into the product ourselves is that so we could balance some of the growth and I think it’s somewhat business as usual in terms of the services side. And continuing to focus on bringing in blue chip client names. So in summary growth in revenue and in gross profit to drive leverage into our bottom line performance.
<Q>: Okay. One other quick question here, Mark. On the existing gross margins you have presently how much more room is there to work on improving those, forgetting bringing any new higher profit margin people in — business in, but the margins you have presently how much more room is there to work on those on an improvement level?
<A — Mark Layton>: Well on the services side there’s always opportunities to improve cost efficiencies so that’s an ongoing thing. But there’s not a 10% improvement in that area. So you can see 100 to 200 basis points of fluctuation and improvement potential in the services side based on operational improvements, and to some degree mix of the products, the services that we provide in that area.
<Q>: Okay. One last question, the present credit situation and the credit markets et cetera, whatever you want to call it credit cards etcetera, is it having any effect, do you see foresee it having any effect on your underlining bsn?
<A — Thomas Madden>: No, not at this time. As I indicated our banking relationships remain strong. Most of our debt facilities are asset-based facilities that are secured by the underlying receivables and inventory assets so the banking partners are well-secured in those facilities. As we move forward the primary needs that we’ll have based on what we see today would be capital expenditure requirements. We’re been pretty successful in the past of being able to obtain equipment financing to help support those capital expenditure needs.
<Q>: Okay. So you have revisited your banking relationships and all of you guys are on the same page here and comfortable?
<A — Thomas Madden>: That’s correct.
<Q>: Okay. Thank you very much. That’s all I have, Mark. Thank you.
<A — Mark Layton>: Thanks, John.

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PFSweb, Inc. Company▲	PFSW Ticker▲	Q2 2007 Earnings Call Event Type▲	Aug. 14, 2007 Date▲

Operator: Thank you your next question is coming from George Walsh of Gilford Securities. Please go ahead.
<Q>: Thank you and congratulations on a really great quarter. That’s tremendous sequential improvement.
<A — Mark Layton>: Thank you.
<Q>: I just wanted to ask and also that’s just very nice growth in that service fee pipeline. I wonder if you could just perhaps give a little more — elaborate a bit on maybe the historical perspective of that pipeline versus where that’s been in the past? Do you know is that a record number or how does that fit in there? Also can you give a breakdown of, is there an international versus domestic component to that or is there kind of breakdown to give us a sense of how that works? And we’ll start with that.
<A — Michael Willoughby>: Sure well I can give you some details around the pipeline first to answer the question about the size. It is a significant improvement over the past couple of quarters in the value of the new business pipeline, which is something that obviously we’re very excited about seeing. One of the things I mentioned in my comments was that we really believe the quality of the pipeline is also much improved. If I look at the leads that are in there that we’re actively working that we are proposing on or have proposed there are some excellent opportunities in there for us particularly in the direct-to-consumer vertical market segment, which is where we’re seeing really a lot more activity over the past quarter than we had over the past couple of quarters. So I’m not exactly sure what you attribute that activity to. One of the things I know that are present in that activity is this globalization move where particularly domestic US companies are looking to expand either existing online initiatives that they have or brick and mortar operations that they may already have in say Europe to augment that with an online initiative. So we’re seeing a lot of activity expanding those domestic business models in Europe and into the rest of the world. So that is a part of the pipeline. The other thing that we’re seeing is that there seems to be an even ever more increasing trend within that direct-to-consumer vertical looking for true end-to-end solutions where the client is looking for both the front end technology component, the e-commerce site and the functionality goes with that as well as the services that go around an e-commerce site such as direct marketing, campaign management that sort of thing as well as what we kind of view as the back office function such as product fulfillment, call center operations, electronic payment fulfillment that sort of thing all bundled into one sort of seamless deliverable with one provider that they can rely on to be responsible for the whole operation. That really is very well suited for our strength. We have the ability with this global infrastructure I think to really compete for aggressively and win a lot of that business. So we’re very sort of optimistic about the pipeline that we see in front of us now and I think that bodes well for the next couple of quarters as we look to win some of the proposals that are out there.
<Q>: Okay. Is there any kind of closing rate versus pipeline number that you deal with or is that a fair question?
<A — Michael Willoughby>: It is a fair question and we certainly have internal metrics that over the past four or five years that we’ve really gotten fairly disciplined about measuring and I can tell you that we’re on track with our objectives. I’m not in a position I guess at this point to go into a lot of detail around that frankly because it can get kind of confusing when you look at all the stages we take our pipeline through, but we’re definitely performing as we would expect internally to our objectives.
<Q>: Okay. Very good. I’ll get back in queue and come back.
<A — Michael Willoughby>: Thanks, George.

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PFSweb, Inc. Company▲	PFSW Ticker▲	Q2 2007 Earnings Call Event Type▲	Aug. 14, 2007 Date▲

Operator: Thank you. [Operator Instructions] Your next question is coming from Josh Goldberg of Intrepid Capital. Please go ahead.
<Q>: Hi guys. A couple quick things. One is in terms of just the Service Revenue business I saw the EBITDA number was down this year versus last and I know you talked a lot about some of the bigger customers coming online which probably caused a little bit of a delay in terms of profitability, but is there any reason to believe that that number shouldn’t continue to go higher through the back half of the year? And then I have a follow up.
<A — Michael Willoughby>: The Services business is sometimes hard to compare just on a quarter-by-quarter standpoint because our client have product movement characteristics that may not be consistent year to year. For example, one of our largest clients has various product drops throughout the year and they can move things from Q2 to Q3 and have, you know, so the comparability between this year’s Q2 and prior year Q2 is not important, is not as important to me as in taking a look at the full year performance of the business. So while you see what we did mention is that the gross margins for this June 2007 quarter were slightly lower than where we would have targeted primarily put flow to the fact that we had some new client activity at a somewhat reduced gross margin performance level and also our project activity on a year-to-date basis, have probably been a little bit less than where our project activity was last year, but we’re starting to see some of the project activity opportunities to be evaluated toward as we look out to the rest of the year.
<Q>: Okay. And, Mark, it sounds like this quarter based on the commentary that you had as well as the analysts. You know, you’re significantly ahead of where you originally thought going into the quarter and obviously, the eCOST business was a big surprise as well. I’m just wondering why you don’t feel more comfortable kind of getting more to the high end of your EBITDA guidance or raising it at this point, since you’re seeing so much momentum in your business.
<A — Mark Layton>: I think that we’re trying to be conservative about the numbers; we really didn’t even have a discussion, at this point, about changing the guidance and then we put out annual guidance for the first time in 5 years, I think. So, I think we’re just trying to focus on over-performing and not over-promising, so, you know, that’s just kind of where we’re at with that.
<Q>: Okay. Great. Thanks.
Operator: Thank you. Your next question comes from George Walsh of Gilford Securities. Please go ahead.
<Q>: Mark, I wonder if you could talk about the great quarter with eCOST up to 27 million, but what is the break-even revenue point for you at this point? I think we were kind of looking about 8.5 million a month previously, but it looks like it’s a little higher. But the volume driving is the important thing; what’s the real break-even rate as you see it right now?
<A — Mark Layton>: Well, the issue that we’ve got is we still don’t have the selling margins as high as we need them to be. The mix of products is not accelerating as quickly in the higher-margin areas as I would have hoped. The flip side to that is that the deal side of our business is driving traffic and growing more quickly than we thought. So we’ve got basically a mixed issue related to where we’re at on that end of things. Our B2C segment is growing nicely; again, it had been experiencing declines really up until — it obviously grew during the fourth quarter, but, you know, we had some concerns about our consumer business and where we were at really up until, kind of, February or so when things began to get traction again. The B2B side has really carried us up until, I don’t know, just recently; the last few months has the B2C piece really begun to show a lot of life in that area. But obviously the direct, the business-to-business side is the lower gross margin business, so again, a mixed issue related to that. The break-even point, I’d say, you know revenue-wise, 9 to 10 million and a majestic gross margin percentage of around 9 to 10% is where

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PFSweb, Inc. Company▲	PFSW Ticker▲	Q2 2007 Earnings Call Event Type▲	Aug. 14, 2007 Date▲

we need to be at. That’s a little higher than I talked about before, but, you know, we need to go from there. Just as a note: when we discuss break-even, we’re excluding the purchase price allocation, the amortization related to that and that’s about $200,000 a quarter. So I’m not including that in my break-even kind of statement.
<Q>: Okay. And just revenue-wise: when you quote a spike here, was there something that, I mean, is that a run rate you think you can keep going quarterly or is there some deals there that, just, as you mentioned, might have helped you along to kind of overachieve a little bit?
<A — Mark Layton>: Once a little bit of a surprise about how strong the second quarter was for us as frankly you know, we were pleasantly surprised about how the first quarter went. We would have expected revenue to come down some degree you know, after the fourth quarter. So I think it’s indicative with the fact that we’ve made improvements in service. We’ve got good marketing activity going on that’s driving activity in the site. Our July activity was solid again on the eCOST side. So at this point, I think we’ve got you know, a reason to believe that we’ve got a solid base underneath this and we should continue to accelerate from there. I would expect that you know, in the third quarter, the summer’s a little bit softer so I don’t know that I’m going to sit here and say we’re going to do 35 million in the third quarter. I don’t think I’d expect that activity. I am optimistic about where we’re at with the fourth quarter. So we’ll have to kind of see where things go from there and then, you know, the first quarter and next year depending on where we’re at. Expect we probably will go back to a bit more reasonable seasonal trending on things from there. So the big focus is on deals. As I mentioned, LCD, refurbished PC, you know, from there and in really continuing to try to drive an improvement in mix of the products, selling higher margin products along with those deals. And a lot of these enhancements that we’ve done to the website, I think helps to do that.
<Q>: Okay. And your entering the new product line, the house and homewares. Is that something that takes a lot of the ramp-up and make the contribution?
<A — Mark Layton>: It will. We need to get it better highlighted on the site. Right now, it still, it isn’t as prevalent as I’d like it to be. We got some plans underway in the next couple of weeks to make some adjustments to our tab, our main index tabs on the page itself. We need to make a better highlight on memory which is an area that we do quite well and that it’s not highlighted enough. And home and outdoors is an area that we want to at least try to highlight more than it’s at to see you know, what we can do with the category. Clearly, it doesn’t have to be as big in revenue as some of the other categories because it’s got a much higher gross margin percentage to it. So it will take some time for it to ramp up. It’s a pure VW model so for the most part, not inventory product. In that category, there’s a few deals in vacuums that we will inventory. But for the most part, we’re relying on VW partner, a couple of VW partners, to move these categories for us. We’d like to continue to expand in that area. It’s a category that’s not hugely well served and not overly competitive on the web. And we believe it’s got some reasonable adjoining demographics to our existing customer base as well, at least inside the same household. So that’s the area that we want to try to kind of focus on and not have to spend the ton on marketing expenses to try to bust into a new demographic area.
<Q>: And you look forward to be large against this category to help your margins on the business?
<A — Mark Layton>: Yes, it’s certainly in that category that can help mix-wise if we can grow it. It’s got 15 20-point margin capability to it, some cases a little higher versus the commodity pricing we see on technology products. So the key is we’ve got a good scale on the revenue side in order to make it work.
<Q>: Okay. And just on the services side with the new retailer, are you ramping up most of the third quarter? So that’s where the costs are going to be? Or are those going to be capitalized or how’s that going to work out?

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PFSweb, Inc. Company▲	PFSW Ticker▲	Q2 2007 Earnings Call Event Type▲	Aug. 14, 2007 Date▲

<A — Michael Willoughby>: Well this quarter is the quarter that we will complete the implementation work. We will, as with most implementations ramp up in operations doing some, some of the services such as receiving product into our warehouse for which we get paid fees prior to the deal completely going live and, and just going into sort of steady state. So I think you would see the most of the activity, implementation activity and cost related to that would be in this quarter. As far as the accounting treatment, it, it’s a combination of things. There are costs that sort of roll into the contract and are amortized over the life of the contracts and there’s some costs that would be expensed, and that would be reflected in our forecast that we have internally. The other thing is — and I think Tom’s eluded to this before even in this conference call, as we implement a deal, the very first month or two is typically at slightly below the margins that we would target for the contract over the life of that contract, just as we are sort of fine tuning the operation and maybe to an extent babysitting that operation, and that will certainly be the case here. Especially if this client is launching this site right before the holiday season. So we will certainly have a lot of activity around making sure that the launch goes extremely well and that they’re very prepared for a successful holiday season. But we’re definitely looking forward to this being a very good opportunity for us both from a growth perspective as well as a profitability perspective.
<Q>: Okay. Great. All right, I’ll get back in queue and come back. Thanks.
Operator: Thank you. Your next question is coming from Russ Cleveland of Ren Capital. Please go ahead.
<Q>: Hi. Russell stepped out. This is Eric Stevens. Once you get your product mix where you want it to be and eCOST gets its new product line in place, what do you think your gross margins might be after all that settles in?
<A — Mark Layton>: Well we set a target when we put the merger together trying to get margins in the — adjusted margins in the 10 to 12% range, so —
<Q>: Gross? Gross margins?
<A — Mark Layton>: Yes, yes. Adjusted gross margins, yes. So the — you know we at this point see a couple of hundred basis points of improvement opportunity in that area, then we’ll take a look and sit back and see what other products we can add. I mean I’d clearly like to continue to drive that up over time. But I’d say that the nearer term goal is to get in the 10 to 12% range.
<Q>: Okay. By near term, what do you mean?
<A — Mark Layton>: 12 months.
<Q>: Okay. Thank you.
<A — Mark Layton>: Operator? Any other questions?
Operator: Thank you. Your next question is coming from Chris Cerniglia of Stifel Nicolaus. Please go ahead.
<Q>: Hey guys, great quarter. How much additional revenues can the facilities handle? Currently you said you have $38 million in the pipeline. How much additional revenue without having to go back to the marketplace to raise additional capital?
<A — Thomas Madden>: That’s going to be dependent on the — which contracts we’re successful in winning. There are certain clients that are on the pipeline that can fit into our vested infrastructure. Others we’ll have to build a new solution for. So it’s kind of dependent on that but

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PFSweb, Inc. Company▲	PFSW Ticker▲	Q2 2007 Earnings Call Event Type▲	Aug. 14, 2007 Date▲

we feel like we’ve got the — with the contracts that we’ve added over the last 12 months, we’ve continued to gain the experience of either adding the new facilities as needed to support the contracts when they come on board on a timely basis to meet the client’s requirements.
<A — Mark Layton>: Just to re-cap that, for our existing clients we take on for the most part responsibility for dealing with their growth and some of the clients are tied to that growth space and others of them is our organic responsibility but we’ll deal with primarily with existing client growth. We don’t look to operate over capacity or have capacity in inventory for deals. Most of the larger deals that we’re focused on today we will tie the client to — that contract will be tied to space and capital equipment that we have to acquire to do the deal. So with new contracts for the most part we will build incremental solutions for them to do that. This year we built out a new facility in Memphis, completely gutted a building and rebuilt a facility there and added 170,000 feet of capability that we didn’t have at the beginning of this year. And so LEGO is the primary client in that facility. So the model is really we take responsibility for growth requirements. When new customers come on board we add new facilities.
<Q>: How many square feet are we currently operating on?
<A — Michael Willoughby>: I’m sorry, a little bit over — you’re talking about distribution facility space?
<Q>: Correct.
<A — Michael Willoughby>: A little bit over 2 million square feet globally and those facilities are in Memphis primarily, which is the hub for our domestic distribution activity as well as Grapevine, Texas and Toronto, Canada and in Liège, Belgium currently.
<Q>: Mike, you said that new retailer that you guys are acquiring they currently have zero online business?
<A — Mike Willoughby>: That’s correct. This is a brand-new online initiative for this brick and mortar retailer.
<Q>: Great thank you.
Operator: Thank you. Your next question is coming from George Walsh [ph] of Gilford Securities. Please go ahead.
<Q>: Mike, with eCOST and your marketing initiatives going forward are there — you went into what you’re doing now. Is there any future initiatives you’re looking at? You see yourselves staying on this same plan or is there other things you’re looking at in terms of various marketing ideas to drive traffic?
<A — Mark Layton>: Well we’re constantly evaluating things. I believe and this is personal opinion that there has to be some macro change in the way some of the components of Web customer acquisitions being done currently. The cost, at least for our category of retailers to acquire a customer using the shopping box and some of the search engine activity out there is not economical for us as a group at this point. And I think probably the distress that we were in last year maybe led us to do more work and figure out that earlier than some of the other retailers in the category have gone. But the likes of a Google of PriceGrabber and shopping.com, Shopzilla, these guys models are going to have to adapt to make this work for us. So we constantly see new programs. The cost per click model itself doesn’t work well. It’s hard to control what people do with clicks, the conversion percentages are not high enough and the cost to acquire a customer that way for us and that category is way too high. So you’re beginning to see some trial programs come along that are oriented towards actual cost to acquire a customers, you know a flat fee to be paid or

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PFSweb, Inc. Company▲	PFSW Ticker▲	Q2 2007 Earnings Call Event Type▲	Aug. 14, 2007 Date▲

a percentage to be paid on an order basis and those can be more potentially more economical for us and easier for us to predict outcomes of things from there. So I think you’re going to see a macro change in that and as a result, if it works, we’ll put more money in it and acquire more customers in that way. It’s clear, based on just looking at the differences a year ago, that you can pour money in it and acquire customers, the problem is that if you paid $30 to acquire a customer that’s going to do $20 with you in gross margin over the life of the customer, obviously you’re $10 in the whole and I think that is what is going on a lot out there at least in the product categories that we’re involved in. So if that macro shift happens in that area then we will advertise more and we’ll acquire more customers with that. In terms of the model of what we’re doing here, I’ve said in the past that I’d be interested in the possibility of doing other acquisitions in this area, it’s a bring in higher margin product categories or additional products. We’re not in a position to evaluate that today at all but it’s certainly something that as you look out into a longer horizon that we would consider as well to help us continue to drive growth. The key here and it comes back to this, the core assets that we, as shareholders own here, have to do with the infrastructure that we’ve created over the last 15 or 20 years. Our technology, our distribution capability, our customer service capability and all the things that tie this together and our people around it are the core value of the business. They’re the gem cells and we have to find ways to deploy those in fast growing marketplaces that can drive scale and leverage to the bottom line. So we need to grow.
<Q>: Okay. Great. Thanks a lot.
<A — Michael Willoughby>: Thank you.
Operator: Thank you. There are no further questions in the queue, sir.
     Mark C. Layton, Chairman of the Board, Senior Partner — Chief Executive Officer

Okay. I appreciate everybody’s time this morning. Talk to you next quarter. Thank you operator.
Operator: This concludes today’s PFSweb Second Quarter Earnings Conference Call. You may now disconnect and have a wonderful day.

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